CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the Bluerock Total Income + Real Estate Fund and to the use of our report dated August 20, 2012 on the statement of assets and liabilities and the related statement of operations as of August 16, 2012 of the Bluerock Total Income + Real Estate Fund (“the Fund”). Such financial statements appear in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 20, 2012